CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Advanced Technical Products, Inc.

      We consent to incorporation by reference in the registration statements (No. 333-19759, 333-52885 and 333-66817) on Form S-8 of Advanced Technical
Products, Inc. of our report dated February 19, 1999, except as to Note 7, which is as of March 24, 1999, relating to the consolidated balance sheets of Advanced Technical Products, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, and cash flows for the years then ended, which report appears in the December 31, 1998 annual report on Form 10-K of Advanced Technical Products, Inc.



                                       /s/ KPMG LLP

Atlanta, Georgia
March 30, 1999